Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

Michelle D. Esterman
Chief Financial Officer
T: +352 2469 7950
E: Michelle.Esterman@altisource.lu

ALTISOURCE RESPONDS TO POTENTIAL TRANSACTION BETWEEN OCWEN AND NEW RESIDENTIAL

Luxembourg, May 8, 2017 - Altisource Portfolio Solutions S.A. (“Altisource” or the “Company”) (NASDAQ: ASPS) today issued the following statement in response to a potential transaction between Ocwen Financial Corporation (“Ocwen”) and New Residential Corporation (“NRZ”):

Altisource is aware that Ocwen and NRZ have each stated that there are on-going negotiations to reach an agreement that would convert certain of NRZ’s existing rights to mortgage servicing rights (“MSRs”) to fully-owned MSRs. We view efforts by Ocwen and NRZ to reach an agreement that reduces uncertainty and strengthens the relationship between NRZ and Ocwen as a positive development.

Altisource has long-term service agreements with Ocwen to provide various fee-based services on an exclusive basis. Altisource has invested substantial resources in acquiring and developing the infrastructure and services it provides to Ocwen and remains committed to providing these services and supporting Ocwen. Altisource expects that any potential agreement between Ocwen and NRZ will be consistent with and respect Altisource’s service agreements with Ocwen. Altisource is in communication with both Ocwen and NRZ.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include all statements that are not historical fact, including statements about management’s beliefs and expectations. These statements may be identified by words such as “anticipate,” “intend,” “expect,” “may,” “could,” “should,” “would,” “plan,” “estimate,” “seek,” “believe,” “potential” and similar expressions. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to the future and are not statements of historical fact, actual results may differ materially from what is contemplated by the forward-looking statements. Altisource undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, Altisource’s ability to integrate acquired businesses, retain key executives or employees, retain existing customers and attract new customers, general economic and market conditions, behavior of customers, suppliers and/or competitors, technological developments, governmental regulations, taxes and policies, availability of adequate and timely sources of liquidity and other risks and uncertainties detailed in the “Forward-Looking Statements,” “Risk Factors” and other sections of Altisource’s Form 10-K and other filings with the Securities and Exchange Commission.

About Altisource

Altisource Portfolio Solutions S.A. is an integrated service provider and marketplace for the real estate and mortgage industries. Combining operational excellence with a suite of innovative services and technologies, Altisource helps solve the demands of the ever-changing market. Additional information is available at www.Altisource.com.